TRANSITION AGREEMENT
This Transition Agreement (including the Exhibits attached hereto, this “Transition Agreement”) is made and entered into on April 24, 2019 (the “Effective Date”), by and between Raymond T. Betler (“Executive”) and Westinghouse Air Brake Technologies Corporation (the “Company”).
WHEREAS, Executive has been employed by the Company as President and Chief Executive Officer, and Executive and the Company are parties to an Employment Continuation Agreement, dated as of June 30, 2009 (the “Employment Agreement”);
WHEREAS, both Executive and the Company desire and intend to amicably sever the employment relationship between them;
WHEREAS, both Executive and the Company have read and understand the terms of this Transition Agreement, and both Executive and the Company have been provided with reasonable opportunities to consult with their respective legal counsel prior to entering into this Transition Agreement; and
WHEREAS, capitalized terms used and not defined herein shall have the meaning provided in the Employment Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Transition Agreement, the Company and Executive agree as follows:

a)
Date of Termination. Executive’s employment with the Company will terminate effective as of July 1, 2019 (the “Date of Termination”). Executive shall resign, effective as of the Date of Termination, from his position as President and Chief Executive Officer of the Company and from all other positions Executive holds as an officer, director or employee of the Company or any of its subsidiaries and affiliates. Executive will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company or any of its subsidiaries or affiliates to effectuate or memorialize the resignation of such positions.

b)
Severance Benefits. In consideration for Executive’s (i) execution of this Transition Agreement, (ii) continuing employment with the Company through the Date of Termination, (iii) execution, on the Date of Termination, of the release of claims attached hereto as Exhibit A (the “Release”), (iv) non-revocation of the Release, and (v) compliance with the post-employment restrictions set forth in Section 11 of the Employment Agreement, as modified by this Transition Agreement, Executive will receive the payments and benefits as specified on the attached Exhibit B, subject to applicable tax withholding (collectively, the “Severance Benefits”). Notwithstanding the foregoing, if Executive dies prior to the Date of Termination, the Severance Benefits shall vest and be paid pursuant to Exhibit B to Executive’s surviving spouse or, if Executive has no surviving spouse, Executive’s estate, at the same time and in such amounts as otherwise would have been received by Executive; provided Executive’s surviving spouse or the executor of Executive’s estate, as applicable, executes, and does not revoke, the Release (with such changes thereto as the Company deems necessary to reflect that Executive’s surviving spouse or the executor of Executive’s estate, as applicable, and not Executive, is executing such Release). The Severance Benefits are in full satisfaction of all payment obligations of the Company and its subsidiaries under the Employment Agreement, the Company 2011 Stock Incentive Plan (as amended or amended and restated from time to time, the “Equity Plan”), the Company Long Term Incentive Plan and other compensation arrangements of the Company and its subsidiaries.

c)
Transition Period. From the Effective Date through the Date of Termination or, if earlier, the date of Executive’s death or voluntary resignation (the “Transition Period”), Executive shall continue to be paid his current base salary and receive his current employee benefits. During the Transition Period, Executive may only be terminated by the Company for Cause. For purposes of this Transition Agreement, “Cause” is defined as (i) Executive’s willful and repeated failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company; (iii) Executive’s embezzlement, misappropriation, or fraud, whether or not related to Executive’s employment with the Company; (iv) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs Executive’s ability to perform services for the Company or results in material reputational or financial harm to the Company; or (v) any material failure by Executive to comply with the Company’s written polices or rules. No act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. For purposes of this Transition Agreement, termination of Executive’s employment will not be deemed to be for Cause unless and until the Company delivers to Executive a written notice of the conduct that the Company finds constitutes Cause. Except for Cause that by its nature cannot reasonably be expected to be cured, Executive will have ten (10) business days from the delivery of written notice by the Company within which to cure the Cause.

d)
Non-Disparagement. Executive agrees that he shall not talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding the Company or its past or present officers, directors, board members, affiliates, parent entities, subsidiaries, administrators, successors, and assigns (the “Company Parties”), or any aspect of his employment with the Company or its subsidiaries. The Company agrees that it shall use its best efforts and take all reasonable measures to cause its officers and directors to refrain from talking about or otherwise communicating to any third parties in a malicious, disparaging or defamatory manner regarding Executive. Further, Executive shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the Company or the Company Parties, and the Company shall use its best efforts and take all reasonable measures to cause its officers and directors to not make or authorize to be made any written or oral statement that may disparage or damage Executive’s reputation.

e)
Post-Employment Restrictive Covenants. Executive reaffirms that Executive’s post-employment restrictions set forth in Section 11 of the Employment Agreement expressly survive termination of Executive’s employment, will remain in full force and effect notwithstanding the termination of Executive’s employment, and are hereby incorporated by reference into this Transition Agreement; provided, however, that Sections 11(c) and 11(d) of the Employment Agreement are hereby amended by replacing the phrase “a period of one year”, in each instance where it appears therein, with “a period of twenty four (24) months.”  For the avoidance of doubt, this amendment shall not affect any references in Section 11(d) to the phrase “one year period preceding Executive’s separation from the Company”. Executive acknowledges that breach of any post-employment restrictive covenant in the Employment Agreement, as modified by this Transition Agreement, will constitute a breach of this Transition Agreement. Executive recognizes the legitimate business interests of the Company in protecting its goodwill or other business interests and represents that the post-employment restrictions outlined in the Employment Agreement, as modified herein, do not unduly restrict or curtail his legitimate efforts to earn a livelihood in light of the substantial consideration Executive will receive. The covenants in Section 2.4 of the Equity Plan and any non-competition, non-solicitation (employee or customer) or non-interference covenants in any Award (as defined in the Equity Plan) agreement will continue to apply to Executive after the Date of Termination, but the covenants set forth in the first two sentences of Section 2.4 of the Equity Plan and any non-competition, non-solicitation (employee or customer) or non-interference covenants in any Award agreement will cease to apply to Executive after July 1, 2021.

f)	Indemnification Obligation. The Company reaffirms its obligations set forth in Section 5(g) of the Employment Agreement.

g)
Company Property. Executive affirms that he has, or will have within a reasonable time after the Date of Termination, returned to the Company in reasonable working order all Company Property, as described more fully below. “Company Property” includes equipment, supplies and documents of the Company or any subsidiary of the Company. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made therefrom, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. Executive further agrees that he will not retain any copies or duplicates of any such Company Property.

h)
Future Cooperation. Executive agrees that, for a period of 24 months following the Date of Termination, he will fully cooperate with the Company in effecting an orderly transition of his duties and in ensuring that the business of the Company is conducted in a professional, positive and competent manner including, without limitation, by making himself available to answer questions posed by the Company. Executive agrees that he shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. Executive further agrees to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation shall include making himself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. Executive and the Company shall use reasonable and appropriate diligence to schedule such cooperation with due regard for Executive’s then existing professional and personal commitments. The Company agrees to pay/reimburse Executive for his reasonable out-of-pocket expenses incurred as a result of his cooperation with the Company.

i)
Acknowledgements. Nothing in this Transition Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. Furthermore, no Company policy or individual agreement between the Company and Executive shall prevent Executive from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., the Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by such privilege.

j)
Nature of Agreement. This Transition Agreement contains the entire agreement between the Company (including its subsidiaries) and Executive regarding Executive’s departure from the Company, except that the post-employment covenants of Executive contained in the Employment Agreement, the Equity Plan and in any Award agreements, in each case as modified by this Transition Agreement, will remain in full force and effect. This Transition Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and Executive. The headings in this document are for reference only and shall not in any way affect the meaning or interpretation of this Transition Agreement.

k)
Choice of Law. This Transition Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflicting provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the laws of any jurisdiction other than the Commonwealth of Pennsylvania to be applied. In furtherance of the foregoing, the internal law of the Commonwealth of Pennsylvania will control the interpretation and construction of this Transition Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Further, to the extent that Executive or the Company is required to initiate legal action to enforce any right or obligation under this Transition Agreement, Executive and the Company agree that any such litigation shall be filed and determined by the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas for Allegheny County; and both Executive and the Company consent to the exclusive personal jurisdiction of such courts.

[Signatures on the following page.]

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:
    Name: Scott E. Wahlstrom
    Title: Executive Vice President, Human Resources

    Raymond T. Betler

Exhibit A
Release of Claims
(see attached)
Release
THIS RELEASE (the “Release”) is executed by Raymond T. Betler (“Executive”) for the benefit of Westinghouse Air Brake Technologies Corporation (the “Company”).
WHEREAS, the entering into and non-revocation of this Release is a condition to Executive’s right to receive certain payments and benefits under the Transition Agreement, dated as of April 24, 2019, by and between the Company and Executive (the “Transition Agreement”). Capitalized terms used and not defined herein shall have the meaning provided in the Transition Agreement.
NOW, THEREFORE, in consideration for Severance Benefits, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:
1.Release in Full of All Claims. Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges the Company or any of its parents, subsidiaries, divisions, affiliates and related entities and their current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with the Company, its subsidiaries, and affiliates or the termination thereof and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected (“Claims”). Executive acknowledges that the Claims released under this paragraph might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but not limited to, the following:

(a)
Claims of breach of contract, whether express, implied or implied-in-fact, promissory estoppel, wrongful discharge, retaliatory discharge, interference with contractual relations or prospective economic advantage or violation of any duties of good faith and fair dealing;

(b)
Claims for salary, bonus compensation, incentive compensation, commissions, deferred compensation, premium payments, overtime compensation, stock rights, stock options, vacation, paid time off, sick leave, family leave, medical leave, fringe benefits or remuneration of any kind arising out of or relating to Executive’s employment by the Company up through the Date of Termination;

(c)
Claims under or pursuant to the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, United States Presidential Executive Orders 11246 and 11375, 42 U.S.C. § 1981, as amended, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, and the Fair Labor Standards Act (including Claims for salary, bonus compensation, commissions, deferred compensation or remuneration of any kind), as well as any other federal law, statute, ordinance, rule, regulation or executive order relating to employment and/or discrimination in employment, and/or any Claims to attorneys’ fees or costs under such statutes and laws;

(d)
Claims under the Pennsylvania Human Relations Act, 43 PA. CONS. STAT. §§ 951 – 963, the Pennsylvania Minimum Wage Act, 43 PA. CONS. STAT. §§333.101 -333.115, the Pennsylvania Wage Payment and Collection Law, 43 PA. CONS. STAT. § 260.1 et seq., and any other Claims under any Pennsylvania statutes, as well as any other state or local law, statute, ordinance, rule, regulation or executive order relating to employment and/or discrimination in employment, and/or any Claims to attorneys’ fees or costs under such statutes and laws;

(e)
Claims for intentional torts, negligence, negligent or intentional infliction of emotional distress, personal, emotional or physical injury, fraud, defamation, libel, slander, misrepresentation, violation of public policy, invasion of privacy, or any other statutory or common law tort theory of recovery; and

(f)
Claims arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or pertaining to ERISA-regulated benefits, including any claims for severance pay, welfare benefits, unvested retirement benefits or other remuneration or benefits of any kind or character.

2.Unknown Claims. Executive acknowledges that Executive is releasing claims that Executive may not know about, and that Executive does so with knowing and voluntary intent. Executive expressly waives all rights that Executive may have under any law that is intended to protect Executive from waiving unknown Claims. Executive further acknowledges that Executive understands the significance of doing so.
3.No Claims Filed. Executive affirms that, as of the date of execution of this Release, Executive has filed no lawsuit, charge, claim or complaint with any governmental agency or in any court against the Company or any of the other Releasees.
4.Exclusions for Certain Claims. Notwithstanding the foregoing, Executive and the Company agree that this Release specifically excludes (i) Executive’s rights and the Company’s obligations under the Transition Agreement, (ii) applicable statutory rights to indemnification for actions taken within the scope of his employment and his service as an officer or director of the Company or any of its subsidiaries, which shall include the availability of all insurance coverage that may apply to such claims, and (iii) claims that may not, as a matter of law, be released. Further, Executive and the Company agree that nothing herein shall be construed to prevent Executive from enforcing rights, if any, under ERISA to recover any vested benefits or instituting any action to enforce the terms of this Release.
5.Government Investigations. The parties agree that nothing in this Release shall be construed to prohibit Executive from filing a charge with the Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce the ADEA and other laws, the Securities Exchange Commission or other similar governmental agency, or from participating in investigations with such entities. However, Executive acknowledges that by executing this Release, Executive waives his right to seek or accept individual remedies or monetary damages in any such action or lawsuit arising from such charges or investigations, or in connection with any complaint or charge that Executive may file with an administrative agency, including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees or experts’ fees, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002 or Section 21F of the Securities Exchange Act of 1934. Executive further agrees that if any person, organization or other entity should bring a claim against the Releasees involving any matter covered by this Release, Executive will not accept any personal relief in any such action, including damages, attorneys’ fees, costs and all other legal or equitable relief.
Executive further understands that nothing contained herein is intended to interfere with or discourage Executive’s good faith disclosure to any governmental entity regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and nothing contained herein waives or releases Executive’s right to receive money for disclosing such information to a government agency. Executive further understands that Executive will not be subject to retaliation by the Company for a disclosure made pursuant to this paragraph.
6.ADEA/OWBPA Waiver and Acknowledgement. Executive and the Company desire and intend that this Release comply with the terms of the Older Workers’ Benefit Protection Act. Accordingly, Executive acknowledges that Executive has been advised of the following rights:

(a)
Executive understands that state and federal laws, including the AGE DISCRIMINATION IN EMPLOYMENT ACT, prohibit employment discrimination based upon age, sex, race, color, national origin, ethnicity, religion, or disability. Executive further understands and agrees that, by signing this Release, Executive agrees to waive any and all such claims and releases the Company from any and all such claims.

(b)
Executive acknowledges that Executive has been advised in writing to consult with an attorney and has been provided with a reasonable opportunity to consult with an attorney concerning the terms and conditions of this Release prior to signing this Release, which contains a general release and waiver of claims.

(c)
Executive acknowledges that the Severance Benefits being provided to Executive pursuant to the terms of the Transition Agreement constitute benefits to which Executive otherwise would not be entitled, and that Executive has been provided with adequate and valuable consideration for signing this Release.

(d)	Executive acknowledges that Executive has at least TWENTY-ONE (21) DAYS after receiving this Release to consider whether to sign this Release.

(e)
Executive acknowledges that, in the event that Executive signs this Release, Executive has another SEVEN (7) DAYS to revoke it. To revoke this Release, Executive must deliver a written notice of revocation to Mr. Scott E. Wahlstrom, Executive Vice President-Human Resources, Wabtec Corp., 1001 Air Brake Avenue, Wilmerding, Pennsylvania 15148, prior to 5 PM Eastern Time on the seventh day after signing this Release. THIS RELEASE SHALL NOT BECOME EFFECTIVE UNTIL AFTER THE EXPIRATION OF THIS SEVEN (7) DAY PERIOD.

7.    Governing Law. This Release will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflicting provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the laws of any jurisdiction other than the Commonwealth of Pennsylvania to be applied. In furtherance of the foregoing, the internal law of the Commonwealth of Pennsylvania will control the interpretation and construction of this Release, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Further, to the extent that Executive or the Company is required to initiate legal action to enforce any right or obligation under this Release, Executive and the Company agree that any such litigation shall be filed and determined by the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas for Allegheny County; and both Executive and the Company consent to the exclusive personal jurisdiction of such courts.
8.    Severability. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. The waiver of a breach of any of the provisions of this Release shall not operate or be construed as a waiver of any other provision of this Release or a waiver of any subsequent breach of the same provision.
9.    Voluntary Execution. Executive acknowledges that Executive is executing this Release voluntarily and of Executive’s own free will and that Executive fully understands and intends to be bound by the terms of this Release. Further, Executive acknowledges that Executive received a copy of this Release on April 24, 2019, that Executive has carefully read and fully understands all of the provisions and effects of this Release; that Executive has been advised to consult with an attorney prior to executing this Release; that Executive participated in the creation of and is voluntarily entering into this Release; and that neither the Company nor its agents or attorneys have made any representations or promises as to the terms or effects of this Release other than those contained in this Release.
10.No Assignment of Claims. Executive represents and warrants that Executive has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.
THIS RELEASE SHALL BECOME EFFECTIVE AND ENFORCEABLE ON THE EIGHTH DAY FOLLOWING ITS EXECUTION BY EXECUTIVE, PROVIDED HE DOES NOT EXERCISE HIS RIGHT OF REVOCATION AS DESCRIBED ABOVE. IF EXECUTIVE FAILS TO SIGN AND DELIVER THIS RELEASE OR REVOKES HIS SIGNATURE, THIS RELEASE WILL BE WITHOUT FORCE OR EFFECT, AND EXECUTIVE SHALL NOT BE ENTITLED TO THE SEVERANCE BENEFITS.
[Signature on Following Page]

IN WITNESS WHEREOF, Executive has executed and delivered this Release on the date set forth below.

Dated: _____________________________        _________________________________
Name: Raymond T. Betler

Acknowledged and Agreed:

WESTINGHOUSE AIR BRAKE
TECHNOLOGIES CORPORATION

By:__________________________
Name: Scott E. Wahlstrom
    Title: Executive Vice President, Human Resources

Exhibit B
Severance Benefits

1.
On January 2, 2020, the Company shall pay to Executive a lump sum cash amount equal to $5,000,000, which equals two times the sum of (a) Executive’s annual Base Salary of $1,250,000 and (b) Executive’s target bonus amount for fiscal year 2018, which was $1,250,000.

2.
Executive shall be entitled to continue participation in the Company’s healthcare plan for a period of 24 months following the Date of Termination. During such period, the Company will pay the same portion of Executive’s premiums as it pays for similarly situated active employees, and such premiums paid with respect to Executive will be treated as taxable to Executive in accordance with applicable law. Executive’s continued eligibility to participate in the Company’s healthcare plan following the Date of Termination will count towards, and run concurrently with, the Company’s obligation to provide Executive with COBRA continuation coverage under Section 4980B of the Internal Revenue Code and Sections 601-607 of the Employee Retirement Income Security Act of 1974, as amended.

3.
The nonstatutory stock options granted to Executive on February 10, 2015, February 9, 2016, February 7, 2017, February 6, 2018 and March 6, 2019 (itemized below) shall be fully vested and exercisable as of June 30, 2019, and shall, in accordance with Section 5.8(b) of the Equity Plan, be exercisable at any time prior to July 1, 2020.

Date of Grant	Total Number of Unexercised Shares Subject to the Stock Option as of the Effective Date	Total Number of Unvested Shares Subject to the Stock Option as of the Effective Date
February 10, 2015	2,750	0
February 9, 2016	8,050	4,025
February 7, 2017	7,875	5,250
February 6, 2018	14,000	10,500
March 6, 2019	14,000	14,000
Total	46,675	33,775

4.
The shares of common stock of the Company subject to Restricted Stock Agreements granted to Executive on February 9, 2016, December 13, 2016, February 7, 2017, February 6, 2018 and March 6, 2019 (itemized below) shall be fully vested as of June 30, 2019.

Date of Grant	Total Number of Unvested Shares Subject to the Restricted Stock Award as of the Effective Date
February 9, 2016	4,025
December 13, 2016	10,000
February 7, 2017	5,250
February 6, 2018	10,500
March 6, 2019	10,000
March 6, 2019	14,000
Total	53,775

5.
With respect to the performance units of the Company granted to Executive on February 7, 2017, February 6, 2018 and March 6, 2019 (itemized below) (collectively, the “Performance Units”), Executive will be entitled to receive, at such time that the Performance Units would otherwise be paid under the terms of the applicable award agreement and the Equity Plan governing such Performance Units, a number of shares of common stock of the Company equal to the product of (A) the total number of Performance Units Executive would have earned based on actual performance assuming Executive remained employed through the end of the applicable performance cycle (or, if a Section 11 Event (as defined in the Equity Plan) occurs prior to the end of the applicable performance cycle, the total number that would have been considered earned under the applicable award agreement as a result of the Section 11 Event), multiplied by (B) a fraction (the “Proration Fraction”), the numerator of which is the total number of whole months that have elapsed during the applicable performance period through the Date of Termination and the denominator of which is 36.

Date of Grant	Total Number of Performance Units Subject to the Award at Target Level	Proration Fraction
February 7, 2017	15,000	30/36
February 6, 2018	20,000	18/36
March 6, 2019	20,000	6/36
Total	55,000

6.
If Executive dies before all payments due to Executive under this Transition Agreement have been paid, the amounts remaining due shall be paid to his surviving spouse (or, if none, his estate), at the same time such amounts would have otherwise been paid to Executive.

Each payment under this Exhibit B shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

Transition Agreement – Betler
NAI-1507116591v3